PRELIMINARY TERMS SUPPLEMENT NO. 93 dated October 6, 2011 (Subject to Completion)
To Product Supplement No. 5 dated October 6, 2011 and
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-164694

Units
Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index,
due November , 2012
$10 principal amount per unit

Eksportfinans ASA

Pricing Date*	October , 2011
Settlement Date*	November , 2011
Maturity Date*	November , 2012
CUSIP No.	

Strategic Accelerated Redemption Securities®

- The Notes have a maturity of approximately 12 months and are callable approximately 6, 9 and 12 months after issuance.
- The Notes will be called if the closing level of the S&P 500® Index (the **Index**) on an Observation Date is equal to or increases from the Starting Value.
- If the Notes are called, you will receive a call amount of between 10.00% and 14.00% of the Original Offering Price per annum (equivalent to between 5.00% and 7.00% if the Notes are called on the first Observation Date, or between 7.50% and 10.50% if the Notes are called on the second Observation Date).
- 1-to-1 downside loss if the Notes are not called prior to maturity and the closing level of the Index decreases below the Threshold Value, with up to 90% of the principal amount at risk.
- Payment on the Notes is subject to the credit risk of Eksportfinans.
- No periodic interest payments.
- No listing on any securities exchange.

Enhanced Return

EKSPORT FINANS NORWAY

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 5 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this preliminary terms supplement, page PS-4 of product supplement no. 5 and page S-4 of the prospectus supplement. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, MLPF&S is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.000	$
Underwriting Discount:(1)	$0.125	$
Proceeds to Eksportfinans ASA Before Expenses:	$9.875	$

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual will be $9.975 and $0.10 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively. For additional information, see “Supplemental Plan of Distribution” in product supplement no. 5.

* Depending on the date the Notes are priced for initial sale to the public, any reference in this terms supplement to the month in which the pricing date, settlement date, maturity date or any Observation Date will occur is subject to change.

Merrill Lynch & Co.

October , 2011

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Summary

The Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due November , 2012 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes are designed for, but not limited to, investors who anticipate that the Observation Level of the S&P 500® Index (the Index) on any Observation Date will be equal to or greater than the Call Level.

The Notes provide for an automatic call of the Notes if the Observation Level of the Index on any Observation Date is equal to or greater than the Call Level. If the Notes are called, you will receive the $10 Original Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit and will be based on the percentage decrease in the level of the Index in excess of the Threshold Value from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date. Investors’ gain or loss upon the sale, exchange or redemption, or at maturity of the Notes should be long-term capital gain or loss if the Notes are held for more than one year, and otherwise should be short-term capital gain or loss. Accordingly, if the Notes are called on the first or second Observation Date, any capital gain or loss should be short-term capital gain or loss. Any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this terms supplement have the meanings set forth in the accompanying product supplement no. 5. References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately one year
Market Measure:	S&P 500® Index (Bloomberg symbol: SPX)
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:	The closing level of the Market Measure on the final Observation Date. If it is determined that a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Observation Date, the Ending Value will be determined as more fully described on page PS-16 of the product supplement no. 5.
Observation Level:	The closing level of the Market Measure on any Observation Date.
Observation Dates:	April , 2012; July , 2012 and October , 2012 (the final Observation Date)
The Observation Dates will occur approximately six, nine and twelve months after the pricing date.
Call Level:	100% of the Starting Value.
Call Amounts (per Unit):	$10.50 - $10.70 if called on April , 2012; $10.75 - $11.05 if called on July , 2012; and $11.00 - $11.40 if called on October , 2012.
The actual Call Amounts will be determined on the pricing date.
Call Premium:	10.00% - 14.00% of the Original Offering Price per annum. The actual Call Premium will be determined on the pricing date.
Call Settlement Date:	The fifth business day following an Observation Date, if the Notes are called on such Observation Date, subject to postponement as described beginning on page PS-13 of product supplement no. 5; provided however, that the Call Settlement Date related to the final Observation Date shall be the maturity date.
Threshold Value:	90% of the Starting Value (rounded to two decimal places).
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S)
Fees Charged:	The public offering price of the Notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.050 per unit more fully described on page TS-5.

Determining Payment on the Notes

If on any Observation Date the Observation Level is equal to or greater than the Call Level, the Notes will be automatically called, in whole but not in part. If the Notes are called, you will receive the $10 Original Offering Price per unit plus the Call Premium.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level and term of your investment. The following examples do not take into account any tax consequences from investing in the Notes. These hypothetical examples are based on:

1)	a Starting Value of 100.00;
2)	a Threshold Value of 90.00, or 90% of the Starting Value;
3)	a Call Level of 100.00, or 100% of the Starting Value;
4)	a term of the Notes of approximately one year, a term expected to be similar to that of the Notes;
5)	a Call Premium of 12.00% of the $10.00 Original Offering Price per unit per annum, the midpoint of the Call Premium range of 10.00% to 14.00%; and
6)	Observation Dates occurring 6, 9 and 12 months after the Pricing Date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index. For recent actual levels of the Index, see the section "The Index" beginning on page TS-6.

The Notes are called on an Observation Date

The Notes will be called at $10.00 plus the applicable Call Premium if the Observation Level is equal to or greater than the Call Level on one of the Observation Dates.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the Notes will be called at $10.00 plus the Call Premium of $0.60, or $10.60 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level but the Observation Level on the second Observation Date is 105.00. Therefore, the Notes will be called at $10.00 plus the Call Premium of $0.90, or $10.90 per unit.

Example 3 - The Observation Level on the first and second Observation Dates, is below the Call Level but the Observation Level on the third and the final Observation Date is 105.00. Therefore, the Notes will be called at $10.00 plus the Call Premium of $1.20, or $11.20 per unit.

The Notes are not called on any of the Observation Dates

Example 4 - The Notes are not called on any of the Observation Dates and the Ending Value is equal to or greater than the Threshold Value. The Redemption Amount per unit will therefore be $10.00.

Example 5 - If the Notes are not called on any of the Observation Dates and the Ending Value is less than the Threshold Value, then the Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit. For example, if the Ending Value is 85.00, the Redemption Amount will be:

	Notes are Called on an Observation Date			Notes are not Called on any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
	First Observation Date	Second Observation Date	Final Observation Date	Final Observation Date	Final Observation Date
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	90.00	90.00	90.00	90.00	90.00
Observation Level	110.00	105.00	105.00	97.00	85.00
Return of the Index	10.00%	5.00%	5.00%	-3.00%	-15.00%
Return of the Notes	6.00%	9.00%	12.00%	0.00%	-5.00%
Redemption Amount per Unit	$10.60	$10.90	$11.20	$10.00	$9.50
Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section beginning on page PS-4 of product supplement no. 5 and “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section beginning on page S-6 of the prospectus supplement identified below under “Additional Terms of the Notes” as well as the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	If your Notes are not called prior to maturity, your investment may result in a loss; which could be substantial.
▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return will be capped at the Call Premium.
▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.
▪	You must rely on your own evaluation of the merits of an investment linked to the Index.
▪	In seeking to provide investors with what we believe to be competitive terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes described on page TS-5. The price at which you may sell the Notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs. MLPF&S is not obligated to make a market for, or to repurchase, the Notes.
▪	The sponsor of the Index may adjust the Index in a way that affects its level, and the sponsor of the Index has no obligation to consider your interests.
▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.
▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.
▪	Purchases and sales by MLPF&S and its affiliates of stocks of the underlying companies may affect your return on the Notes.
▪	MLPF&S or its affiliates may do business with underlying companies.
▪	Hedging transactions may affect the return of the Notes.
▪	Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” beginning on page PS-29 of product supplement no. 5).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will be equal to or greater than the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.
▪	You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index from the Starting Value to the date on which the Notes are called.
▪	You accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.
▪	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases below the Threshold Value from the Starting Value to the Ending Value on the final Observation Date.
▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.
▪	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.
▪	You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.
▪	You are willing to make an investment, the payments on which depend in part on our creditworthiness, as the issuer of the Notes.

The Notes may not be an appropriate investment for you if:

▪	You want to hold your Notes for the full term.
▪	You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value.
▪	You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.
▪	You seek a return on your investment that will not be capped at the Call Premium.
▪	You are seeking 100% principal protection or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other benefits paid on the stocks included in the Index.
▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.
▪	You are not willing or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Notes will not be listed on any securities exchange. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering. Under our distribution agreement with MLPF&S, MLPF&S will purchase the Notes from us as principal at the public offering price indicated on the cover of this terms supplement, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.050 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the Notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the Notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the Notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, see our trading and hedging activities and conflicts of interest, "Risk Factors – General," beginning on page PS-4 and "Use of Proceeds and Hedging" on page P-32 in Product Supplement No. 5.

MLPF&S will not receive an underwriting discount for Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the Notes, with repurchases and sales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

The Index

All disclosures contained in this terms supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (Standard & Poor’s or S&P). S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section of product supplement no. 5 beginning on page PS-24 entitled "Description of the Notes – Discontinuance of a Non-Exchange Traded Fund Market Measure." None of Eksportfinans, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Eksportfinans ASA is an authorized sublicensee. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the Notes.

General

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 30, 2011, 403 companies included in the Index traded on the New York Stock Exchange and 97 companies included in the Index traded on The NASDAQ Stock Market. On September 30, 2011, the average market capitalization of the companies included in the Index was $20.61 billion. As of that date, the largest component of the Index had a market capitalization of $353.39 billion, and the smallest component of the Index had a market capitalization of $0.72 billion.

Standard & Poor’s chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index, with the approximate percentage of the market capitalization of the Index included in each group as of September 30, 2011 indicated in parentheses: Consumer Discretionary (10.65%); Consumer Staples (11.68%); Energy (11.63%); Financials (13.59%); Health Care (12.14%); Industrials (10.27%); Information Technology (19.44%); Materials (3.36%); Telecommunication Services (3.29%); and Utilities (3.97%). Standard & Poor’s from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
•	holdings by current or former officers and directors of a company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

Strategic Accelerated Redemption Securities®	TS-6

For each stock, an investable weight factor (IWF) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above, where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor”. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spin-offs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market stock offerings, or other recapitalizations) are made weekly and are announced on Wednesday for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company's acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, when IWFs are reviewed.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Historical Data

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through September 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On October 4, 2011, the closing level of the Index was 1,123.95.

Before investing in the Notes, you should consult publicly available sources for the level and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index. Standard & Poor’s shall have no liability for any errors, omissions, or interruptions in the Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculating agent, the holders of the Notes or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this terms supplement or for any other use. Standard & Poor’s makes no express or implied warranties and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event shall Standard & Poor’s have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

Standard & Poor’s and MLPF&S have entered into a non-exclusive license agreement for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the Notes. Eksportfinans is an authorized sublicensee of MLPF&S. The license agreement between Standard & Poor’s and MLPF&S provides that the following language must be stated in this terms supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to Eksportfinans or the Notes. S&P has no obligation to take the needs of Eksportfinans or the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to be initially sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

•	In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. Accordingly, you should not be required to accrue any income during the term of the Notes.
•	Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes should be treated as a capital gain while any loss should be treated as a capital loss. This capital gain or loss should be long-term capital gain or loss if you hold the Notes for more than one year.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 5, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 5, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. Holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the Notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the Notes. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section beginning on page PS-29 of the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2012

Additional Terms

You should read this preliminary terms supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement no. 5 dated October 6, 2011: http://www.sec.gov/Archives/edgar/data/700978/000089109211006776/e45682_424b2.htm
▪	Prospectus supplement and prospectus dated February 4, 2010: http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a product supplement, prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the Market-Linked Investments) into categories, each with different investment characteristics. The following description is mean solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-10